Exhibit 99.1

News Release

American Homes 4 Rent Reports First Quarter 2022 Financial and Operating Results
Delivers Another Consistent Quarter of Double-Digit Core FFO per Share Growth
CALABASAS, Calif., May 5, 2022—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced its financial and operating results for the quarter ended March 31, 2022.
Highlights
•Rents and other single-family property revenues increased 13.9% year-over-year to $356.1 million for the first quarter of 2022.
•Net income attributable to common shareholders totaled $55.9 million, or $0.16 per diluted share, for the first quarter of 2022, compared to $30.2 million, or $0.09 per diluted share, for the first quarter of 2021.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 18.8% year-over-year to $0.38 per FFO share and unit for the first quarter of 2022 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 20.5% year-over-year to $0.35 per FFO share and unit for the first quarter of 2022.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 10.8% year-over-year for the first quarter of 2022.
•Achieved Same-Home Average Occupied Days Percentage of 97.5% in the first quarter of 2022, while generating 12.3% rate growth on new leases.
•Delivered a total of 452 high-quality and energy efficient newly constructed homes from our AMH Development program in the first quarter of 2022, helping contribute inventory to our country’s under-supplied housing stock.
•Issued 10,000,000 Class A common shares raising net proceeds of $375.8 million and offered 13,000,000 Class A common shares on a forward basis for future estimated net proceeds of $488.6 million.
•Subsequent to quarter end, issued $600.0 million of 3.625% unsecured senior notes due 2032 and $300.0 million of 4.300% unsecured senior notes due 2052.
•Subsequent to quarter end, redeemed all outstanding shares of the 5.875% Series F perpetual preferred shares.
“We are pleased to report another strong quarter of consistent execution across the American Homes 4 Rent platform, leading to Core FFO per share growth of nearly 19%,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “Demand for our rental homes remains robust and we are in a great position to capitalize on the upcoming leasing season. Additionally, our recent and highly successful equity and debt offerings raised over $1.7 billion of capital, fully funding our external capital needs for the year and enabling us to drive incremental value for shareholders through open market acquisitions and our one-of-a-kind development program.”
First Quarter 2022 Financial Results
Net income attributable to common shareholders totaled $55.9 million, or $0.16 per diluted share, for the first quarter of 2022, compared to $30.2 million, or $0.09 per diluted share, for the first quarter of 2021. This increase was primarily due to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents, as well as higher net gains on property sales and lower financing costs resulting from the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Rents and other single-family property revenues increased 13.9% to $356.1 million for the first quarter of 2022, compared to $312.6 million for the first quarter of 2021. Revenue growth was driven by an increase in our average occupied portfolio which grew to 53,995 homes for the first quarter of 2022, compared to 51,648 homes for the first quarter of 2021, as well as higher rental rates and lower uncollectible rents.
Core NOI from our total portfolio increased 15.3% to $197.4 million for the first quarter of 2022, compared to $171.2 million for the first quarter of 2021. This growth was driven by a 13.9% increase in core revenues resulting from a larger number of occupied properties, higher rental rates and lower uncollectible rents, partially offset by an 11.3% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 7.6% to $262.7 million for the first quarter of 2022, compared to $244.2 million for the first quarter of 2021, which was driven by a 7.5% increase in Average Monthly Realized Rent per property and a 20 basis point increase in Average Occupied Days Percentage. This growth was further benefited by (i) 20 basis points of contribution from higher fees and (ii) 110 basis points from lower uncollectible rents, which resulted in 8.9% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 5.4% to $89.3 million for the first quarter of 2022, compared to $84.7 million for the first quarter of 2021. As a result, Core NOI from Same-Home properties increased 10.8% to $175.3 million for the first quarter of 2022, compared to $158.2 million for the first quarter of 2021.
Core FFO attributable to common share and unit holders was $149.8 million, or $0.38 per FFO share and unit, for the first quarter of 2022, compared to $116.9 million, or $0.32 per FFO share and unit, for the first quarter of 2021. Adjusted FFO attributable to common share and unit holders was $138.1 million, or $0.35 per FFO share and unit, for the first quarter of 2022, compared to $106.3 million, or $0.29 per FFO share and unit, for the first quarter of 2021. These improvements were primarily attributable to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents, as well as lower financing costs resulting from the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Portfolio
Average Occupied Days Percentage was 96.2% for the first quarter of 2022, compared to 96.7% for the fourth quarter of 2021. The decrease in Average Occupied Days Percentage is primarily attributable to higher volumes of recent acquisitions.
Investments
As of March 31, 2022, the Company’s wholly-owned portfolio consisted of 57,984 homes, compared to 57,024 homes as of December 31, 2021, an increase of 960 homes during the first quarter of 2022, which included 325 newly constructed homes delivered through our AMH Development Program, 606 homes acquired through our National Builder Program and traditional acquisition channel and 200 homes acquired in a bulk transaction from an unconsolidated joint venture, partially offset by 171 homes sold to third parties or contributed to an unconsolidated joint venture. As of March 31, 2022, the Company had 855 properties held for sale and 1,849 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
In January 2022, the Company issued 10,000,000 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering, raising net proceeds of $375.8 million after deducting underwriting fees and before offering costs of approximately $0.2 million. The Company used the net proceeds from the offering to repay indebtedness under its revolving credit facility and for general corporate purposes. In connection with this offering, the Company also entered into a forward sale agreement to issue an additional 13,000,000 Class A common shares of beneficial interest, $0.01 par value per share, for future estimated net proceeds of $488.6 million after deducting underwriting fees. The forward sale agreement expires in January 2023 and the Company expects to use these net proceeds (i) to repay indebtedness it has incurred or expects to incur under its revolving credit facility, (ii) to develop new single-family properties and communities, (iii) to acquire and renovate single-family properties and for related activities in accordance with its business strategy and (iv) for general corporate purposes. As of March 31, 2022, the Company has estimated net proceeds of $488.6 million available from future settlement under the forward sale agreements.
As of March 31, 2022, the Company had cash and cash equivalents of $56.6 million and had total outstanding debt of $4.0 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 3.8% and a weighted-average term to maturity of 11.4 years. The Company had $410.0 million of outstanding borrowings on its $1.25 billion revolving credit facility at the end of the quarter. Additionally, the Company has no debt maturities, other than recurring principal amortization, until 2024. During the first quarter of 2022, the Company generated $65.9 million of Retained Cash Flow and sold 169 properties generating $50.6 million of net proceeds.
In April 2022, American Homes 4 Rent, L.P. (the “Operating Partnership”), the entity through which the Company conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets, issued $600.0 million of 3.625% unsecured senior notes with a maturity date of April 15, 2032 and $300.0 million of 4.300% unsecured senior notes with a maturity date of April 15, 2052. Interest on the notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2022. The Operating Partnership received aggregate net proceeds of $870.3 million from these issuances, after underwriting fees of approximately $6.5 million and a $23.2 million discount, and before estimated offering costs of $1.6 million. The Operating Partnership used net proceeds from this offering to repay amounts outstanding on its revolving credit facility and in connection with the redemption of its Series F preferred shares and intends to use the remaining net proceeds for general corporate purposes, including, without limitation, property acquisitions and developments, the expansion, redevelopment and/or improvement of existing properties in the Operating Partnership’s portfolio, other capital expenditures, the redemption of its other preferred shares, the repayment of outstanding indebtedness, working capital and other general purposes.
In May 2022, the Company redeemed all 6,200,000 shares of the outstanding 5.875% Series F perpetual preferred shares, $0.01 par value per share, for cash at the liquidation preference of $25.00 per share plus any accrued and unpaid dividends.

2022 Guidance
As the Company’s heaviest spring leasing season is still ahead, no changes have been made to previous Full Year 2022 guidance ranges.

Full Year 2022
(Unchanged)
Core FFO attributable to common share and unit holders		$1.53 - $1.59
Core FFO attributable to common share and unit holders growth		12.5% - 16.9%

Same-Home
Core revenues growth		7.25% - 9.25%
Core property operating expenses growth		4.75% - 6.75%
Core NOI growth		8.50% - 10.50%

Investment Program	Properties	Investment
Wholly owned inventory additions	3,300 - 3,900	$1.2 - $1.5 billion
Wholly owned land and development pipeline	—	$300 - $400 million
Pro rata share of JV and Property Enhancing Capex	—	$100 million
Total capital investment (wholly owned and pro rata JV)	3,300 - 3,900	$1.6 - $2.0 billion
Total gross capital investment (JVs at 100%)	4,100 - 4,800	$1.7 - $2.2 billion

Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company’s ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s First Quarter 2022 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, May 6, 2022 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2022 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, May 20, 2022 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13728838#, or by using the link at www.americanhomes4rent.com, under “Investor relations.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is a nationally recognized brand for rental homes, known for high-quality, good value and resident satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of March 31, 2022, we owned 57,984 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2022 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Single-family properties:
Land	$2,122,442	$2,062,039
Buildings and improvements	9,583,889	9,258,387
Single-family properties in operation	11,706,331	11,320,426
Less: accumulated depreciation	(2,148,145)	(2,072,933)
Single-family properties in operation, net	9,558,186	9,247,493
Single-family properties under development and development land	972,034	882,159
Single-family properties held for sale, net	140,627	114,907
Total real estate assets, net	10,670,847	10,244,559
Cash and cash equivalents	56,626	48,198
Restricted cash	150,354	143,569
Rent and other receivables	43,869	41,587
Escrow deposits, prepaid expenses and other assets	263,883	216,625
Investments in unconsolidated joint ventures	109,861	121,950
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$11,441,385	$10,962,433

Liabilities
Revolving credit facility	$410,000	$350,000
Asset-backed securitizations, net	1,903,715	1,908,346
Unsecured senior notes, net	1,622,806	1,622,132
Accounts payable and accrued expenses	394,085	343,526
Total liabilities	4,330,606	4,224,004

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 347,642,888 and 337,362,716 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively)	3,476	3,374
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at March 31, 2022 and December 31, 2021)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 15,400,000 shares issued and outstanding at March 31, 2022 and December 31, 2021)	154	154
Additional paid-in capital	6,873,257	6,492,933
Accumulated deficit	(445,709)	(438,710)
Accumulated other comprehensive income	1,698	1,814
Total shareholders’ equity	6,432,882	6,059,571
Noncontrolling interest	677,897	678,858
Total equity	7,110,779	6,738,429

Total liabilities and equity	$11,441,385	$10,962,433

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Rents and other single-family property revenues	$356,105	$312,573

Expenses:
Property operating expenses	133,643	118,694
Property management expenses	26,034	23,699
General and administrative expense	17,282	15,205
Interest expense	27,567	28,005
Acquisition and other transaction costs	5,974	4,846
Depreciation and amortization	99,954	90,071
Total expenses	310,454	280,520

Gain on sale and impairment of single-family properties and other, net	22,044	16,069
Other income and expense, net	2,319	799

Net income	70,014	48,921

Noncontrolling interest	8,312	4,925
Dividends on preferred shares	5,763	13,782

Net income attributable to common shareholders	$55,939	$30,214

Weighted-average common shares outstanding:
Basic	345,742,526	316,982,460
Diluted	346,480,823	317,441,397

Net income attributable to common shareholders per share:
Basic	$0.16	$0.10
Diluted	$0.16	$0.09

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has been taken out of service as a result of a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the First Quarter 2022 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the First Quarter 2022 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three months ended March 31, 2022 and 2021 (amounts in thousands, except share and per share data):

	For the Three Months Ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$55,939	$30,214
Adjustments:
Noncontrolling interests in the Operating Partnership	8,312	4,925
Gain on sale and impairment of single-family properties and other, net	(22,044)	(16,069)
Adjustments for unconsolidated joint ventures	(371)	382
Depreciation and amortization	99,954	90,071
Less: depreciation and amortization of non-real estate assets	(2,992)	(2,788)
FFO attributable to common share and unit holders	$138,798	$106,735
Adjustments:
Acquisition, other transaction costs and other	5,974	4,846
Noncash share-based compensation - general and administrative	4,030	4,342
Noncash share-based compensation - property management	999	999
Core FFO attributable to common share and unit holders	$149,801	$116,922
Recurring Capital Expenditures	(11,178)	(9,651)
Leasing costs	(535)	(975)
Adjusted FFO attributable to common share and unit holders	$138,088	$106,296
Common distributions	(72,186)	(36,967)
Retained Cash Flow	$65,902	$69,329

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.35	$0.29
Core FFO attributable to common share and unit holders	$0.38	$0.32
Adjusted FFO attributable to common share and unit holders	$0.35	$0.29

Weighted-average FFO shares and units:
Common shares outstanding	345,742,526	316,982,460
Share-based compensation plan and forward sale equity contracts (1)	1,162,605	756,539
Operating partnership units	51,376,980	51,664,757
Total weighted-average FFO shares and units	398,282,111	369,403,756
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three months ended March 31, 2022 and 2021 (amounts in thousands):

	For the Three Months Ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$356,105	$312,573
Tenant charge-backs	(52,272)	(45,795)
Core revenues	303,833	266,778
Less: Non-Same-Home core revenues	39,255	23,865
Same-Home core revenues	$264,578	$242,913

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$133,643	$118,694
Property management expenses	26,034	23,699
Noncash share-based compensation - property management	(999)	(999)
Expenses reimbursed by tenant charge-backs	(52,272)	(45,795)
Core property operating expenses	106,406	95,599
Less: Non-Same-Home core property operating expenses	17,153	10,896
Same-Home core property operating expenses	$89,253	$84,703

Core NOI and Same-Home Core NOI
Net income	$70,014	$48,921
Gain on sale and impairment of single-family properties and other, net	(22,044)	(16,069)
Depreciation and amortization	99,954	90,071
Acquisition and other transaction costs	5,974	4,846
Noncash share-based compensation - property management	999	999
Interest expense	27,567	28,005
General and administrative expense	17,282	15,205
Other income and expense, net	(2,319)	(799)
Core NOI	197,427	171,179
Less: Non-Same-Home Core NOI	22,102	12,969
Same-Home Core NOI	$175,325	$158,210

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com